Exhibit 99.1

CapLease Announces Third Quarter 2012 Results

NEW YORK--(BUSINESS WIRE)--November 9, 2012--CapLease, Inc. (NYSE: LSE), a real estate investment trust (REIT) focused on owning and managing single-tenant commercial real estate properties, today announced its results for the third quarter ended September 30, 2012. Net loss to common stockholders was $(1.3) million, and funds from operations, or FFO, as adjusted for items affecting comparability, was $11.5 million.

Third Quarter 2012 and Subsequent Event Highlights:

  FFO of $0.17 Per Share As Adjusted for Comparability
  Secures $20 Million Build-to-Suit Property
  Investment Activity for 2012 Exceeds $100 Million
  Common Dividend as Previously Announced Raised 8% from Second Quarter

Paul McDowell, Chairman and Chief Executive Officer, stated, “We continued to make steady progress on our business plan during the third quarter. We maintained acquisition momentum through a new $20 million build-to-suit project, increasing our total new investment activity for 2012 to over $100 million. We also extended the maturity of the $106 million Nestlé mortgage debt and more than half of the $35 million of convertible senior notes. The additional term on these debt obligations provide us with significant financial flexibility and further enhances our capacity to support our pipeline of new investment opportunities as we build on our growth for the remainder of the year and beyond.”

Third Quarter 2012 Results:

	For the Three Months Ended September 30,
(Amounts in thousands, except per share amounts)	2012	2011
Funds from operations	$10,909	$10,466
Per Share	$0.16	$0.15
Items that affect comparability (income) expense:
Gain on investments other than real property, net	(300)	(3,861)
Loss on extinguishment of debt, net	–	3,698
Debt modification costs	916	–
Property acquisition costs	13	74
Funds from operations, as adjusted for comparability	$11,538	$10,377
Per Share	$0.17	$0.15

For the quarter ended September 30, 2012, the Company grew total revenues two percent to $41.8 million. The increase in total revenues reflects growth in the owned property portfolio, offset in part by the impact of the collateralized debt obligation and other mortgage asset sales during 2011. Rental revenue was up nine percent for the 2012 period, reflecting the new properties acquired.

FFO adjusted for items that affect comparability was $11.5 million, or $0.17 per share, compared to $10.4 million, or $0.15 per share, in the comparable period in 2011. The approximate 13% FFO per share increase was driven primarily by the improvement in revenue due to property portfolio growth and the benefit from a reduction in interest expense.

Net loss to common stockholders for the third quarter of 2012 was $(1.3) million, or $(0.02) per share, compared to net loss of $(14.8) million, or $(0.22) per share, in the comparable period in 2011. 2011 results included $13.4 million of net losses from discontinued operations, reflecting properties that have been disposed of.

New Property Investment:

During the third quarter, the Company entered into a new build-to-suit arrangement to construct a state-of-the-art 311,730 square foot distribution warehouse in Ashland, Virginia outside of Richmond for Vitamin Shoppe Industries, Inc. (NYSE: VSI).

The Company entered into a net lease with Vitamin Shoppe for a 15 year term which will commence upon completion of construction. Acquisition of the approximately 43 acre land site along with the commencement of construction occurred during the third quarter. The project is expected to be completed during the second quarter of 2013. When complete, the Company’s total investment is expected to be about $20 million and its average capitalization rate will be approximately 8% over the lease term.

The Company also continued to fund construction of a Tulsa, Oklahoma build-to-suit project for Cimarex Energy Co. during the third quarter of 2012. Construction of the 324,000 square foot Class A office building remains on budget and on schedule with delivery of floors to the tenant scheduled to begin later this year, and completion of construction scheduled for the first quarter of 2013. The Company has funded its entire $24 million commitment to the total $55 million project, and the remaining project costs are being funded through a non-recourse construction loan obtained from the Bank of Oklahoma. When complete, the Company’s average capitalization rate will be in excess of 10% over a 12 year lease term.

Nestlé Warehouse/Distribution Properties and Mortgage Debt:

During the third quarter, the Company extended the mortgage debt on three Nestlé warehouses located in Breinigsville, PA, Lathrop, CA and Fort Wayne, IN. The Company obtained an up to five year extension on the $106 million securitized first mortgage note that was scheduled to mature in August. The five year term includes borrower extension options, with the last two years of borrower options subject to re-tenanting the Fort Wayne property by August 2015. The Company is continuing to actively market the Fort Wayne property for re-lease to several potential prospects at the end of Nestlé’s lease term in December 2012.

New $10 Million Term Loan:

During October, the Company added a new banking relationship with KeyBank National Association by obtaining a new three year $10 million secured term loan from the bank. Proceeds from the new term loan were used to replace and terminate the Company’s borrowing facility with Wells Fargo that was scheduled to mature in July 2013. The new term loan includes two successive one year extension options that will allow the Company to further extend the loan until October 2017, and is secured principally by fully amortizing mortgage notes on various Company owned real properties.

Capital Activity:

During the third quarter and early part of the fourth, the Company raised approximately $25.4 million of net proceeds through the sale of preferred stock through its “at-the-market” (ATM) offering program. The Company issued 242,282 shares of 8.125% Series A Cumulative Redeemable Preferred Stock, and 776,073 shares of 8.375% Series B Cumulative Redeemable Preferred Stock. The Company utilized some of the offering proceeds to retire a portion of the convertible senior notes, and expects to use the remaining proceeds to continue to grow its investment portfolio and for other general corporate purposes. The Company did not issue any common stock through its ATM or otherwise during the quarter.

Convertible Senior Notes:

The Company’s only other 2012 debt maturity was the remaining $35 million of its 7.5% convertible senior notes which could be put to the Company by the holders on October 1. We tendered for the notes during September, and $15.8 million of the notes were validly surrendered by the holders and purchased by us and retired on the put date. The remaining approximately $19.2 million of notes remain outstanding and cannot be put to us again for another five years though we may call the debt at any time.

Nine Month Results:

	For the Nine Months Ended September 30,
(Amounts in thousands, except per share amounts)	2012	2011
Funds from operations	$42,048	$27,204
Per Share	$0.63	$0.42
Items that affect comparability (income) expense:
Gain on investments other than real property, net	(1,009)	(648)
(Gain) loss on extinguishment of debt, net	(11,012)	3,698
Debt modification costs	916	–
Property acquisition costs	321	217
Funds from operations, as adjusted for comparability	$31,264	$30,471
Per Share	$0.47	$0.47

For the nine months ended September 30, 2012, the Company reported total revenues of $120.5 million, compared to total revenues of $123.4 million in the comparable period of 2011. The total revenue decline reflects the impact of the 2011 CDO and other asset sales, offset in part by the growth in the owned property portfolio. Rental revenue was up seven percent for the 2012 period, reflecting the new properties acquired.

FFO adjusted for items that affect comparability was $31.3 million, or $0.47 per share, compared to $30.5 million, or $0.47 per share, in the comparable period in 2011. The Company has grown the owned property portfolio by about $150 million since September 30, 2011. Bolstered by that strong portfolio growth, per share FFO as adjusted was unchanged year over year, even after including the impact of 2011 asset sales and lower leverage. During 2011, we significantly reduced our investments in mortgage assets and overall leverage level through the strategic sale of the Company’s collateralized debt obligation at a gain.

Net loss to common stockholders for the nine months ended September 30, 2012 was $(9.7) million, or $(0.15) per share, compared to net loss of $(22.8) million, or $(0.35) per share, in the comparable period in 2011. Net loss to common stockholders for the 2012 period includes the net impact of other gains and losses and losses from discontinued operations, or a net loss of $4.6 million. Net loss to common stockholders for the 2011 period includes the net impact of other gains and losses and losses from discontinued operations, or a net loss of $17.9 million.

Portfolio:

Over 95% of the Company’s portfolio is invested in owned properties, representing approximately $1.8 billion before depreciation and amortization at September 30, 2012. The weighted average tenant credit rating on the Company’s single tenant owned property portfolio is A- from Standard & Poor’s.

Approximately 90% of the Company’s single tenant owned property portfolio is leased to investment grade tenants.

The weighted average remaining lease term on the Company’s single tenant owned property portfolio is approximately six years, exclusive of the 15 year lease on the Vitamin Shoppe build-to-suit property and the 12 year lease on the Cimarex build-to-suit property. The Company includes leases on development properties in its remaining lease term statistics upon rent commencement.

References to the Company’s single tenant owned property portfolio exclude the two Omaha, Nebraska properties which are no longer leased primarily by a single tenant.

Balance Sheet:

At September 30, 2012, the Company’s assets included $1.8 billion in owned real property investments before depreciation and amortization, $29 million in loan investments, and $60 million in commercial mortgage-backed securities. The Company continues to have strong liquidity with about $24 million of cash on hand currently, and $46 million of additional borrowing capacity under its revolving credit agreement.

The Company’s leverage on its owned property portfolio was approximately 60% as of September 30, 2012. CapLease expects its leverage to continue to decrease over time, primarily as a result of scheduled principal amortization on our debt which, net of principal collected on our debt investments, averages about $30 million annually through 2014, and expected lower or no leverage on new asset acquisitions.

Dividends:

During the third quarter of 2012, the Company declared a cash dividend on its common stock in the amount of $0.07 per share, representing an 8% increase from the second quarter of 2012. The level of CapLease’s common dividend is determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends. The Board of Directors will consider the dividend at its next scheduled Board meeting in December.

The Company also declared a cash dividend of $0.5078125 on its 8.125% Series A Cumulative Redeemable Preferred Stock, and a cash dividend of $0.5234375 on its 8.375% Series B Cumulative Redeemable Preferred Stock.

2012 Guidance:

CapLease is affirming its previously disclosed full year 2012 guidance range of $0.59 to $0.62 per share of FFO as adjusted for comparability, and $(0.12) to $(0.09) of earnings per share (EPS).

CapLease is also affirming its full year 2012 guidance range of $0.68 to $0.71 per share of cash available for distribution (CAD). The difference between CAD and FFO guidance is driven primarily by cash rents exceeding straight-line rents during 2012.

The Company’s guidance estimates do not include property acquisition costs and debt modification costs but otherwise include the impact of the various transactions that have been completed during 2012, including the property acquisitions, financings, debt extensions and capital raises described in this press release. However, the Company’s guidance estimates assume no additional asset investment or disposition activity, and no additional capital raising activities for 2012.

As a reminder, the Company’s FFO as adjusted guidance also assumes no gains or losses associated with asset sales or debt extinguishment, no portfolio impairments or losses, and no other gains or charges that may occur during the year, and include assumptions with respect to interest rate levels on its floating rate facilities, the level of property operating expenses and general and administrative expenses.

The factors described in the Forward-Looking and Cautionary Statements section of this release could cause actual results to differ materially from our guidance.

Conference Call:

CapLease will hold a conference call and webcast to discuss the Company’s third quarter 2012 results at 10:00 a.m. (Eastern Time) today. Hosting the call will be Paul H. McDowell, Chairman and Chief Executive Officer, and Shawn P. Seale, Senior Vice President and Chief Financial Officer.

Interested parties may listen to the conference call by dialing (877) 705-6003 or (201) 493-6725 for international participants. A simultaneous webcast of the conference call may be accessed by logging onto the Company’s website at www.caplease.com.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company’s website for approximately fourteen days following the call. A recording of the call also will be available beginning after 1:00 pm (Eastern Time) today by dialing (877) 870-5176 or (858) 384-5517 for international participants. To access the telephonic replay, please enter conference ID 402770.

Non-GAAP Financial Measures:

Funds from operations (FFO) and cash available for distribution (CAD) are non-GAAP financial measures. The Company believes FFO and CAD are useful additional measures of the Company’s financial performance, as these measures are commonly used by the investment community in evaluating the performance of an equity REIT. The Company also believes that these measures are useful because they adjust for a variety of non-cash items (like depreciation and amortization, in the case of FFO, and depreciation and amortization, stock-based compensation and straight-line rent adjustments, in the case of CAD). FFO and CAD should not be considered as alternatives to net income or earnings per share determined in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies and analysts do not calculate FFO and CAD in a similar fashion, the Company’s calculation of FFO and CAD may not be comparable to similarly titled measures reported by other companies.

The Company calculates FFO consistent with the NAREIT definition, or net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on depreciable real estate, plus real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Real estate-related depreciation includes amortization of capitalized leasing expenses, tenant allowances or improvements, and excludes amortization of deferred financing costs.

The Company calculates CAD by further adjusting FFO to exclude straight-line rent adjustments, stock-based compensation, above or below market rent amortization and non-cash interest income and expense, and to include routine capital expenditures on investments in real property and capitalized interest expense (if any). The Company will also adjust its CAD computations to exclude certain non-cash or unusual items. For example, CAD for the 2012 and 2011 periods have been adjusted to exclude non-recurring gains or losses on investments and any gain or loss on extinguishment of debt.

The Company also discloses FFO as adjusted for items that affect comparability, as it believes this measure is a useful proxy for existing portfolio performance and, therefore, provides a meaningful presentation of operating performance. Items that affect comparability currently include gains or losses on the Company’s debt investments which, unlike gains or losses on owned properties, are not excluded from FFO under the NAREIT definition, gain or loss on debt extinguishment, debt modification costs and property acquisition costs. FFO as adjusted for items that affect comparability should not be considered as an alternative to net income or earnings per share determined in accordance with GAAP as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. It also differs from the NAREIT’s definition of FFO and may not be comparable to similarly titled measures reported by other companies.

The Company’s leverage ratios, which are among the financial metrics used by management to review and analyze CapLease’s debt, are also non-GAAP financial measures. Leverage ratios are a widely used financial measure by the real estate investment community, especially for REITs. We measure our leverage ratios by dividing total debt by total assets, as adjusted. We measure total assets, as adjusted, at historical cost before depreciation and amortization on owned properties. Therefore, our leverage ratios do not account for any fluctuations in value, up or down, that may have occurred since we acquired our owned properties. Other companies including other REITs may compute leverage ratios in a different manner and, therefore, our leverage ratios may not be comparable to similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements:

This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

  payment defaults on one or more of our asset investments;
  increases in our financing costs (including as a result of LIBOR rate increases), our general and administrative costs and/or our property expenses; and
  our failure to comply with our debt obligations.

Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors,” and the Company’s other periodic filings with the SEC. Copies of these documents are available on our web site at www.caplease.com and on the SEC’s website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that primarily owns and manages a diversified portfolio of single tenant commercial real estate properties subject to long-term leases to high credit quality tenants.

CapLease, Inc. and Subsidiaries
Consolidated Statements of Operations
For the three and nine months ended September 30, 2012 and September 30, 2011
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Amounts in thousands, except per share amounts)	2012	2011	2012	2011
Revenues:
Rental revenue	$35,137	$32,362	$101,815	$95,302
Interest income from loans and securities	1,921	4,774	6,026	17,386
Tenant reimbursements	4,552	3,574	11,939	10,072
Other revenue	182	156	693	601
Total revenues	41,792	40,866	120,473	123,361
Expenses:
Interest expense	16,723	19,147	50,666	59,197
Property expenses	7,209	6,600	20,242	19,174
General and administrative expenses	2,754	2,558	8,604	8,050
General and administrative expenses-stock based compensation	830	796	2,441	2,264
Depreciation and amortization expense on real property	12,166	11,676	35,878	34,538
Other expenses	930	38	962	167
Total expenses	40,612	40,815	118,793	123,390
Other gains (losses):
Gain on investments, net	300	3,861	1,009	648
Gain (loss) on extinguishment of debt, net	–	(3,698)	11,012	(3,698)
Total other gains (losses)	300	163	12,021	(3,050)
Income (loss) from continuing operations	1,480	214	13,701	(3,079)
Discontinued operations:
Loss from discontinued operations	(6)	(727)	(1,372)	(2,188)
Gain (loss) on investments	–	1,426	(15,229)	1,426
Provision for loss on property investment	–	(14,119)	–	(14,119)
Total discontinued operations	(6)	(13,420)	(16,601)	(14,881)
Net income (loss) before non-controlling interest in consolidated subsidiaries	1,474	(13,206)	(2,900)	(17,960)
Non-controlling interest in consolidated subsidiaries	5	36	23	55
Net income (loss)	1,479	(13,170)	(2,877)	(17,905)
Dividends allocable to preferred shares	(2,731)	(1,627)	(6,812)	(4,882)
Net loss allocable to common stockholders	$(1,252)	$(14,797)	$(9,689)	$(22,787)

Income (loss) per common share, basic and diluted:
Income (loss) from continuing operations	$(0.02)	$(0.02)	$0.10	$(0.12)
Loss from discontinued operations	$–	$(0.20)	$(0.25)	$(0.23)
Net loss per common share, basic and diluted	$(0.02)	$(0.22)	$(0.15)	$(0.35)
Weighted average number of common shares outstanding, basic and diluted	66,767	67,615	66,616	64,238
Dividends declared per common share	$0.070	$0.065	$0.20	$0.195
Dividends declared per preferred A share	$0.508	$0.508	$1.523	$1.523
Dividends declared per preferred B share	$0.523	$–	$1.024	$–

CapLease, Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2012 and December 31, 2011

(Amounts in thousands, except share and per share amounts)	As Of September 30, 2012	As Of December 31, 2011
Assets
Real estate investments, net	$1,457,284	$1,401,526
Loans held for investment, net	28,569	33,139
Commercial mortgage-backed securities	59,904	59,435
Cash and cash equivalents	40,192	71,160
Other assets	89,018	76,363
Total Assets	$1,674,967	$1,641,623
Liabilities and Equity
Mortgages on real estate investments	$986,629	$972,924
Credit agreements	48,097	70,668
Secured term loan	76,100	88,142
Convertible senior notes	35,007	34,522
Other long-term debt	30,930	30,930
Total Debt Obligations	1,176,763	1,197,186
Intangible liabilities on real estate investments	33,579	35,219
Accounts payable and other liabilities	28,055	17,371
Dividends and distributions payable	7,532	5,946
Total Liabilities	1,245,929	1,255,722
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized:
Series A cumulative redeemable preferred, liquidation preference $25.00 per share, 3,401,107 and 3,204,900 shares issued and outstanding, respectively	78,649	73,880
Series B cumulative redeemable preferred, liquidation preference $25.00 per share, 2,140,913 and 0 shares issued and outstanding, respectively	51,800	–
Common stock, $0.01 par value, 500,000,000 shares authorized, 66,766,965 and 66,275,535 shares issued and outstanding, respectively	668	663
Additional paid in capital	300,522	321,303
Accumulated other comprehensive loss	(3,653)	(11,051)
Total Stockholders' Equity	427,986	384,795
Non-controlling interest in consolidated subsidiaries	1,052	1,106
Total Equity	429,038	385,901
Total Liabilities and Equity	$1,674,967	$1,641,623

CapLease, Inc. and Subsidiaries
Reconciliation of Net Loss to Funds from Operations and Cash Available for Distribution (unaudited)
For the three and nine months ended September 30, 2012 and September 30, 2011

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Amounts in thousands, except per share amounts)	2012	2011	2012	2011
Net loss allocable to common stockholders	$(1,252)	$(14,797)	$(9,689)	$(22,787)
Add (deduct):
Non-controlling interest in consolidated subsidiaries	(5)	(36)	(23)	(55)
Depreciation and amortization expense on real property	12,166	11,676	35,878	34,538
Depreciation and amortization expense on discontinued operations	–	930	653	2,815
(Gain) loss on property sales on discontinued operations	–	(1,426)	15,229	(1,426)
Provision for loss on property investment on discontinued operations	–	14,119	–	14,119
Funds from operations	10,909	10,466	42,048	27,204
Add (deduct):
Straight-lining of rents	3,210	(3,038)	11,261	3,271
General and administrative expenses-stock based compensation	830	796	2,441	2,264
Amortization of above and below market leases	(227)	420	(612)	1,258
Non-cash interest income and expenses	131	299	852	1,048
Routine capital expenditures on real estate investments	(476)	(138)	(1,007)	(1,473)
Gain on investments other than real property, net	(300)	(3,861)	(1,009)	(648)
Loss (gain) on extinguishment of debt, net	–	3,698	(11,012)	3,698
Cash available for distribution	$14,077	$8,642	$42,962	$36,622

Weighted average number of common shares outstanding, basic and diluted	66,767	67,615	66,616	64,238
Weighted average number of OP units outstanding	156	156	156	156
Weighted average number of common shares and OP units outstanding, diluted	66,923	67,771	66,772	64,394

Net loss per common share, basic and diluted	$(0.02)	$(0.22)	$(0.15)	$(0.35)
Funds from operations per share	$0.16	$0.15	$0.63	$0.42
Cash available for distribution per share	$0.21	$0.13	$0.64	$0.57

CapLease, Inc. and Subsidiaries
Overall Company Leverage (unaudited)
As of September 30, 2012 and December 31, 2011

	Sep 30, 2012	Dec 31, 2011
Debt	unaudited
Mortgages on real estate investments	$986,629	$972,924
Credit agreements	48,097	70,668
Secured term loan	76,100	88,142
Convertible senior notes	35,007	34,522
Other long-term debt	30,930	30,930
Total Debt	$1,176,763	$1,197,186

Assets
Total assets	$1,674,967	$1,641,623
Accumulated depreciation and amortization on owned properties	285,718	268,209
Intangible liabilities on real estate investments	(33,579)	(35,219)
Prepaid expenses and deposits	(1,899)	(1,381)
Accrued rental income	(34,575)	(41,387)
Deferred rental income	4,451	2
Debt issuance costs, net	(5,865)	(3,889)
Other	(471)	(712)
Total Assets, as adjusted	$1,888,747	$1,827,247

Leverage (Total Debt/Total Assets, as adjusted)	62%	66%

CapLease, Inc. and Subsidiaries
Leverage by Segment (unaudited)
As of September 30, 2012

	Mortgage	Secured Term	Credit Agreement
(in thousands)	Debt	Loan Debt	Debt	Total Debt	Investment (1)	Leverage
Owned Properties	$ 986,629	$ 19,141	$ 45,594	$ 1,051,364	$ 1,757,331	60%
Debt Investments	–	56,959	2,503	59,462	89,035	67%

(1)

Represents our carry value for financial reporting purposes before depreciation and amortization on owned properties. The carry value of our debt investments has been adjusted to exclude a $500 general loss reserve.

CONTACT:
Investor Relations/Media Contact:
ICR, LLC
Brad Cohen, 212-217-6393
bcohen@icrinc.com